Exhibit 99.3

Consent of BofA Securities, Inc.

The Board of Directors

US Ecology, Inc.

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 23, 2019, to the Board of Directors of US Ecology, Inc. (“US Ecology”) as Annex H to, and reference to such opinion letter under the headings “Summary—Opinion of US Ecology’s Financial Advisor” and “The Mergers—Opinion of US Ecology’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed mergers involving US Ecology, US Ecology Parent, Inc. and NRC Group Holdings Corp., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of US Ecology Parent, Inc. (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

July 31, 2019